This Agreement, made and entered into as of this 2nd day of November, 1999 between

THE CLOROX Company, 1221 Broadway, Oakland, California
94612, USA (hereinafter referred to as "CLOROX")

and

HENKEL KGaA, Henkelstrasse 67, D-40191 Duesseldorf,
Federal Republic of Germany (hereinafter referred to as "HENKEL")

WITNESSETH:

WHEREAS, CLOROX and HENKEL have concluded an agreement dated January 16, 1992, providing for cooperative research and development in the field of consumer products excluding cosmetics; and

WHEREAS, CLOROX and HENKEL have also concluded a Joint Venture Agreement dated October 1, 1985, and

WHEREAS, CLOROX and HENKEL, in light of the progress made and the experience so far gathered, wish to renew and extend their cooperation on a basis mutually beneficial, and to revise their prior agreements related to ownership and licensing of their inventions, know how and patents to enhance such cooperative efforts and MAXIMIZE the mutual benefits thereof to both parties.

NOW, THEREFORE, the Parties hereto have agreed as follows:

(1)
SUPERSEDES PRIOR AGREEMENTS

This Agreement supersedes and replaces in their entirety the agreement of January 16, 1992, the provisions of section 9.2 of the Joint Venture Agreement of October 1,
1985.

(2)
DEFINITIONS

"Affiliate" shall mean an entity or party controlled by a party hereto, either directly or indirectly.

"Cleaning Product Categories" shall mean all consumer chlorine laundry bleach, fabric deodorizer products and household cleaning products, except the "Excepted Cleaning
Product Categories."

"Excepted Cleaning Product Categories" shall mean consumer dish detergents and in-home dry cleaning products, including products for cleaning, deodorizing, freshening, softening, static control or spot removal in a clothes dryer.

"Clorox Territory" shall mean the United States, Canada,
Argentina and Caribbean countries.

"Henkel Territory" shall mean Western Europe, as defined below.

"Other Territory" shall mean all territories other than the Clorox Territory and the Henkel Territory.

"Western Europe" shall comprise the following countries:
Austria, Belgium, Denmark, Finland, France, Germany,
Italy, Luxembourg, Malta, Netherlands, Norway, Portugal,
Spain, Sweden, Switzerland, Turkey and the United Kingdom.

"Technology" shall mean, with respect to Cleaning Product Categories, all rights to any developments, trade secrets, know how, inventions, patent applications and patents wholly owned by a party including its Affiliates, or jointly with Affiliates, but excluding any rights jointly owned by a party with third parties other than Affiliates.

(3)
LICENSES OF TECHNOLOGY

To facilitate the communication, sharing and cooperative development efforts of the parties with respect to Technology in the Cleaning Product Categories, CLOROX and
HENKEL agree that all rights in their respective Technology with respect to the Cleaning Product Categories shall upon request of the other party be licensed to the other party as follows:

(a) CLOROX shall grant to HENKEL an exclusive, royalty free license under its Technology rights with respect to the Cleaning Product Categories in the HENKEL Territory.

(b) HENKEL shall grant to CLOROX an exclusive, royalty free license under its Technology rights with respect to the Cleaning Product Categories in the CLOROX Territory.

(c) Neither party shall have any rights in the other's Technology in the Other Territory unless the other party gives written notice to it at any time within nine (9) months after first launching a product utilizing such Technology in any country, at its sole option, that it does not choose to use a specific Technology, or launch a specific product, in one or more specific countries of the Other Territory, (a "Disclaimed Country"), whereupon the party so notified, including its Affiliates and joint ventures, (the "Notified Party"), shall have a period of nine (9) months from such notice of the owning party during which it may launch a product utilizing the same Technology in the Disclaimed Countries. (If a party does not give such notice within nine
(9) months after first launch of a product utilizing any specific Technology in a country, then this subsection (c) shall be inapplicable with respect to such Technology.) If the Notified Party launches such a product in a Disclaimed Country within this period, it will have an exclusive, royalty free license in such Technology in every Disclaimed Country where it launched the product within such period.
For each of the Disclaimed Countries in which it does not launch such a product within this time period it will have no further rights to a license in such Technology, and the owning party shall be free to license others under such Technology. The date of the first launch shall be the last day of the month in which a product is first generally available to the consumer. Each party further agrees not to license its Technology in the Other Territory to any third party without giving notice to the other party as provided in Article 3(c).

(d) Such licenses shall include Technology developed prior to this agreement to the extent not previously licensed to others. Hereafter, the right to grant licenses to others in areas outside the granting party's territory shall be limited by the rights granted herein.

(e) It is understood that if Technology developed for the Excepted Cleaning Product Categories can be applied to the fields included in the Cleaning Product Categories, the license provisions of Article 3(a) through (c) will extend to such application within the Cleaning Product Categories unless otherwise restricted by agreements entered into before the effective date of this agreement.

(f) The licenses and rights provided for herein shall include the right to sublicense Affiliates, including subsidiaries and joint ventures.

(g) The parties recognize that conflicts may arise with respect to the non-exclusive licenses outside the Territories of the respective parties, and, accordingly, either party may bring to the attention of the other the existence of a conflict or potential conflict with respect to any specific product, whereupon the senior management of the parties shall confer in good faith to try to resolve any conflicts or potential conflicts.

(h) In the event that either party acquires a business in the other party's Territory, the exclusive licenses of sections (3)(a) and (b) shall not apply to Technology acquired with such business or to Technology subsequently developed by such party to the extent that such Technology has application to such business.

(4)
COOPERATIVE RESEARCH AND DEVELOPMENT

The parties shall cooperate on research and development in the Cleaning Product Categories as follows:

1)     Joint Projects
     The parties agree to undertake joint research and development projects ("Joint Projects") in the Cleaning
Product Categories in areas of mutual interest as may be agreed upon from time to time by the parties. Each party shall bear its own costs for work done pursuant to a Joint
Project.

2)     Experimental Work
     The parties also agree to individually undertake Experimental Work in the Cleaning Product Categories which is not of mutual interest and which is unrelated to any experimental or other work undertaken as a part of a Joint Project. Such work may be requested from time to time by either party and shall be carried out at the expense of the requesting party, subject to mutual agreement, and consistent with each party's available capacity for undertaking such work.

3)     Disclosure of Individual Developments
     The parties also agree to disclose to each other their own individual inventions and product developments as follows:

(a) Each party shall provide the other with a quarterly listing (informative title) of all patent applications first filed anywhere in the world relating to the Cleaning Product
Categories   making the patent application itself available
for review by the other party if so requested.

(b) Each party shall supply the other with a description and sample of each consumer product in the Cleaning Product Categories for which they conduct market testing within four weeks after initiation of such market testing test.

(c) Each party shall disclose to the other all analytical techniques and test methods that they employ or develop related to consumer products in the Cleaning Product
Categories and deliver copies of technical reports primarily related thereto on request.

(d) Each party will inform the other of any new chemical product developments relating to the Cleaning Product Categories in, to the extent that such information can be of use in formulating end products in the Cleaning Product Categories , provided however, that such exchange of information, per se, shall not confer any rights in such information.

4)     Visiting Scientists
The parties also agree that, from time to time, and upon their mutual agreement, one or more scientists of a party will be temporarily assigned to work at the research facilities and with the scientists of the other party in connection with said other party's own research. Such visiting scientists shall at all times remain the employees of their normal employer, which will continue to be responsible for all salary and benefits for the visiting scientists.

(5)
JOINT PROJECTS

1)     Establishment
CLOROX and HENKEL shall identify areas of mutual interest in the Cleaning Product Categories from time to time. They shall undertake Joint Projects in such areas as the parties may agree upon from time to time. Each agrees to use its reasonable best efforts in implementing the Joint
Projects instituted under this Agreement, taking into account the available research and development capacity of each party.

     Upon the commencement of any Joint Project, each party will disclose to the other party any prior invention and patent which it owns, which dominates, or is likely to dominate, any inventions arising from the Joint Project, and any licenses which have been granted under such patent unless such disclosure is not permitted according to the terms of such license agreements.

At the commencement of Joint Projects under this Agreement the parties shall promptly prepare a formal project proposal for approval of management of each party which, to the extent possible, shall set forth,:

(a) objectives and scope of the projects to be undertaken, equipment needs, personnel needs, and the like;

(b) provisions for the administration of the project, including budget provisions, project organization, the respective parties' responsibilities, and the like;

(c) prior developments of each of the parties that relate to the proposed Joint Project; and

(d) inventions which dominate, or are likely to dominate, inventions arising from the Joint Project.

2)     Communication of Joint Project Information

The parties shall keep each other fully informed of their progress in all Joint Project work performed under this Agreement. The parties' research and development management shall meet from time to time (at least once a year) to review the progress of the work and outline and agree upon any changes in the program which may be necessary or desirable in view of the results, and to select additional areas of cooperation.

In addition, working meetings of scientists participating directly in a Joint Project will be held as needed.
Scientist employees of each party shall have access to the laboratories of the other to participate in work conducted with respect to the Joint Project.

Copies of all written work reports prepared by either party for its own internal use will be supplied to the other party within a reasonable time to the extent as they relate to Joint Projects or Experimental Work under this Agreement.

3)     Termination of Joint Projects

Joint Projects established hereunder may be terminated by either party at any time by giving the other party sixty (60) days written notice thereof.

     Upon such termination of a Joint Project the parties shall prepare a written summary of the Joint
Project, including an identification of all developments made during the Joint Project and the contributions of each party to the Joint Project, as well as identification of any prior dominating inventions of either party.

All developments made on a Joint Project up to the time of termination shall be owned and treated as Joint Project inventions as provided in Article (7), and all information obtained from the other party during the course of the Joint Project shall continue to be treated as provided in Article (9).

Developments related to a terminated Joint Project made by a party after termination of the Joint Project shall not be considered Joint Project developments. However, they should be treated as other inventions, and disclosed pursuant to Article (4) Paragraph 3), and shall be licensed to the other pursuant to Article (3) . If a Joint Project is reinstituted after such a termination developments made after reinstitution of the Joint Project shall be Joint
Project developments, but developments made while the Joint
Project was terminated shall not become Joint Project developments.

4)     Joint Projects with Third Parties

Upon agreement of both parties, a third party may be included in a Joint Project, either at its inception or at any other time, provided the third party agrees to the terms of this agreement related to Joint Projects, namely:

     Disclosure of and agreement to license prior dominating inventions,

- Full disclosure and reports on Joint Project work and developments, and

- Prior disclosure and agreement on filing patents on Joint Project inventions, as well as any territorial restrictions on rights to Joint Project developments that the parties deem appropriate.

(6)
EXPERIMENTAL WORK

Each party performing Experimental Work under this Agreement shall be compensated by the other party for the true and accurate costs incurred by it.

The cost shall be computed on the basis of the hourly manpower rates prevailing at the time of the performance of the work in the party performing the Experimental Work and shall consist of the following:

1) cost of the personnel performing the work under this Agreement plus prorated overhead cost of the respective department;

2) other costs directly incurred in the performance of the work under this Agreement, e.g.consumption of factory supplies, energy and the like, depreciation on buildings and machinery, services of other departments, travel expenses, transportation costs plus prorated overhead costs for the administration of the foregoing.

In addition to the compensation of actual cost hereunder the party performing the project work shall be entitled to a surplus benefit of ten percent (10%) of the true and accurate costs incurred by it as consideration for making laboratory capacity available.

The aforementioned costs and surplus benefits shall be computed on a quarterly basis by the party performing the project work under this Agreement and be paid by the other party no later than thirty (30) days after presentation of the invoice.

(7)
PATENT RIGHTS
1)     Ownership of Inventions
(a)     Generally
Inventions and developments, and patents thereon, will be owned by the party whose employees made such inventions, except as provided in (b) or (c) below. Inventorship of employees of the parties shall be determined in accordance with the applicable laws of the USA and the Federal Republic of Germany. Where inventorship is unclear, inventorship shall be reviewed and resolved jointly by research and development management and patent attorneys in keeping with the patent laws of the applicable countries..

(b)     Joint Inventions
     All inventions made and trade secrets and know-how developed in the course of a Joint Project or otherwise determined to be joint inventions of employees of both parties shall be assigned to and owned by one of the parties herein, regardless of inventorship, such owning party to be chosen by joint agreement of the parties pursuant to consideration of the relative investments and contributions of the parties, and the relevance and importance of the invention to each party's markets and other patents. Such Technology shall be subject to the licensing provisions of Article (3). However, outside of each parties' Territories such licenses shall be exclusive except for the owning party and its Affiliates.
Each party shall agree to the other party's licensing or sublicensing third parties as to such inventions, trade secrets and know-how if that is necessary or reasonable to avert mandatory licensing according to the applicable laws.

c)     Experimental work
All patent rights covering inventions made by employees of either party, whether solely or jointly, in the course of any Experimental Work requested under this Agreement shall be the property of the party requesting and paying for such work. To the extent that they relate to the Cleaning
Product Categories, they shall be subject to the licensing provisions of section (3). Otherwise, the other party, who did the experimental work, shall have a non-exclusive royalty-free license with the right to sublicense.

2)     Patent Filing
a)     General
     (i) Each party shall file such patent applications in its Territory on its own inventions that it deems warranted, and shall file corresponding patent applications thereon in the other party's Territory unless otherwise instructed by the other party. In other territories, if the owning party chooses not file an application or maintain a patent, it will so advise the other party at least ninety (90) days prior to any deadline set in the subject case for taking action and it will give the other party a right to do so upon request.

     (ii) Each party shall pay for or reimburse the other for all maintenance costs related to the other party's patent applications and patents licensed to it in its Territory pursuant to Article (3).

(b)     Joint Project Inventions
Prior to filing any patent application on a Joint Project
invention, the parties shall discuss      the contents of
such applications including claims, initial filing country, countries of mutual interest, and the party to undertake initial preparation and filing as promptly as feasible in order not to jeopardize priority. Rights in such Joint
Project Inventions, and the costs of maintenance of such patent applications and patents, shall be in accordance with Article (3) and Article (7) section (1)(b).

However, prior to the first filing of an application on a Joint Project invention or any other joint invention, a copy of the application shall be provided to the other party with an opportunity for review and comment, at least two weeks before filing. If the reviewing party notifies the filing party that there is a disagreement as to inventorship or the use of the reviewing party's information in the application that cannot be resolved by the Technical and Legal staffs of the parties, the application will not be filed until the matter is resolved, except with the agreement of the Vice President of Research and Development for each party.

Also, each party shall disclose to the other party any patent applications on their own individual projects which utilize or disclose any information derived from Joint Project disclosures or any information of the other party obtained in the course of cooperation under this Agreement, whether or not any related Joint Project has been terminated, as soon as reasonably possible, but in any event at least ten (10) days prior to filing to allow the other party to review and comment on or object to such a utilization or disclosure.

(c)     Experimental Work Inventions
Each party shall notify the other as to all countries in which it intends to apply for patent rights on inventions made in the course of the Experimental Work performed under this Agreement which it owns under the terms hereof and, if so requested, shall grant to the other the right to apply in the other's own name and at its own expense for patents with respect to such inventions in any country where the first party does not intend to apply; and if either party intends to abandon any of the aforementioned patent rights covering such inventions, it shall first advise the other, who shall then have the right to receive an assignment of such patent or patent application and to maintain such patent right or to continue its prosecution at its own expense.

3)     Visiting Scientists
(a)     Ownership and Licensing of Inventions
Any inventions made by an employee of a party while assigned to work with scientists of the other party on research or development work not falling within Article 4, Section 1, whether or not the sole invention of the employee, or an invention made jointly with scientists of the other party, shall be owned by the party to whose research project the invention relates (typically the host company). However, the other party shall have a right to a license under such inventions and any patents granted thereon. as provided in Article (3).

(b) Any employee assigned to work with scientists of the other party shall receive compensation (inventors fees and the like) for inventions made and covered by these provisions from his employer.

(8)
MARKETING RIGHTS

Henkel and Clorox shall inform each other about all new consumer products that they develop in the Cleaning Product Categories and make them available to the other party for manufacture or marketing in accordance with the provisions of Article (3) with respect to rights in Technology.

(9)
CONFIDENTIALITY

Each party shall retain in strict confidence and disclose to no one without the prior written consent to the other party, any information which it first acquires as a result of any Joint Project work, or which otherwise is disclosed to it by the other party under this Agreement, provided, however, that this obligation:

1) shall not prevent the disclosure under a like condition of confidence and trust of information to companies at least 50% of which one of the parties hereto owns or controls;

2) shall not apply to information already lawfully known to the receiving party prior to the date of this Agreement, or to information which is or becomes part of the public domain through no fault of the receiving party; and

3) shall be limited to a period of ten (10) years from the date of such disclosure.

The foregoing shall not be interpreted to allow either party to disclose information concerning test marketing of the other party disclosed to it according to Article (4) Paragraph 3) b).

(10)
INDEMNITY

Marketing any of the products and substances developed under this Agreement or utilization of any Technology as provided in this Agreement remains the sole responsibility of the party deciding so to do. Therefore, the party marketing any product developed or disclosed pursuant to this Agreement shall indemnify the other party against any and all loss, liability, damage and expense of every character whatsoever for loss of, or damage to, property, or for personal injury, sickness and disease (including death) sustained by any person, if such loss, damage or injury is caused by, or is in any way connected with products developed under this Agreement.

Neither party shall have any liability to the other for patent infringement, or the like, for utilization of its Technology by the other party pursuant to this Agreement. However, each party will use its reasonable best efforts to insure that it has obtained all inventor's rights in its Technology that it makes available to the other pursuant to this Agreement.

(11)
TERMINATION

The term of this Agreement shall commence on the date and day first written above and shall continue for ten (10) years thereafter, unless sooner terminated as herein provided.


This Agreement may be terminated by either party on twelve
(12) calendar months prior written notice given as of any date after one (1) year from the commencement date of this Agreement.

Either party may terminate this Agreement forthwith in any of the following events:

1) if at any time and for any reason HENKEL should hold directly or indirectly less than 15 per cent of the then outstanding shares of CLOROX common stock; or

2) if at any time one or more corporations or individuals acting in concert or as a syndicate or other group, or any persons so acting on behalf of any of the foregoing, shall acquire without HENKEL's consent or hold more than 15 percent of the then outstanding shares of CLOROX common stock; or

3) if either party is subject to corporate reorganization and as a result thereof is not the surviving or controlling corporation.

Also, this agreement shall terminate immediately upon any termination of the Joint Venture Agreement dated October 1,
1985.

(12)
SURVIVABILITY

Upon the expiration or sooner termination of the term hereof, all rights and obligations of the parties shall come to an end except that:

1) the non-disclosure provisions of Article (9) shall not immediately terminate but shall remain in full force and effect for the period provided in Article (9) and shall then terminate;

2) with respect to Technology for which a party has developed plans for use or actually made use in a commercial product prior to such expiration or termination the provisions of Article (3) and (7) relating to licenses under patent, trade secret and know-how rights shall not terminate but shall continue in full force and effect, as to patents, until expiration of the patents and, as to trade secrets and know-how, perpetually;


(13)
ENTIRE AGREEMENT

This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof. Any alteration, amendment or termination of this Agreement shall be valid only if made in written form.

(14)
SEVERABILITY

In the event that any provision of this Agreement shall be held illegal, void or in effective, the remaining portions hereof shall remain in full force and effect. In this case, the parties hereto shall replace the illegal, void or ineffective provision by a provision which has the same or similar economic effect.


(15)
NOTICES

All notices given under this Agreement shall be in writing and as to CLOROX shall be addressed to:
THE CLOROX COMPANY
Attention:  General Counsel
1221 Broadway
Oakland, California 94612
U S A

and as to HENKEL shall be addressed to
HENKEL KGaA
Attention:  General Counsel
Henkelstrasse 67
D-40191 Duesseldorf Germany

or as modified from time to time by the parties hereto.

(16)
ASSIGNABILITY

This Agreement shall be assignable in whole or in part by either party to any assignee controlled by the parties hereto.
Otherwise, this Agreement shall be assignable in whole or in part only with the prior written consent of the other party.


(17)
GOVERNING LAW

This Agreement shall be construed and interpreted in accordance with and its performance governed by the laws of the State of New York, USA.

All disputes arising in connection with this Agreement shall be finally settled by the courts of the State of New York, USA.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.

THE CLOROX COMPANY

/S/ G. CRAIG SULLIVAN
G. Craig Sullivan
Chairman of the Board and
Chief Executive Officer


HENKEL KGaA

/S/ DR. KLAUS MORWIND
Dr. Klaus Morwind
Executive Vice President, Personally Liable
Associate and Member of Management Board